Exhibit 23b

Independent Auditors’ Consent

The Board of Directors
Bay View Capital Corporation and subsidiaries:

We consent to the inclusion in the registration statements (Nos. 33-30602, 33-30603, 33-36161, 33-41924, 33-95724, 33-95726, 333-37027, 333-37029, 333-37031, 333-92637, 333-70362 and 333-70372) on Form S-8 and in the registration statements (Nos. 333-29757 and 333-64877) on Form S-3 of Bay View Capital Corporation and subsidiaries of our report dated February 14, 2001, with respect to the consolidated statement of financial condition of Bay View Capital Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001, annual report on Form 10-K of Bay View Capital Corporation and subsidiaries.

/s/ KPMG LLP

San Francisco, California
March 25, 2002

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